EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the MIPS Technologies, Inc. 1998 Long-Term Incentive Plan, as amended, and the MIPS Technologies, Inc. Employee Stock Purchase Plan, as amended, of MIPS Technologies, Inc. of our reports dated June 28, 2007, with respect to the consolidated financial statements of MIPS Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2006, and MIPS Technologies, Inc. management's assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of MIPS Technologies, Inc., filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP

Palo Alto, California
September 4, 2007